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                                                                    EXHIBIT 10.8

                           COCA-COLA ENTERPRISES INC.
                RESTRICTED STOCK AWARD TAX WITHHOLDING AGREEMENT

--------------------------------
Name of Share Owner

                 Please indicate the arrangement by which you wish to satisfy the tax obligation with respect to the portion of your 1995 restricted stock grant that vested on April 17, 1995.

                 You may elect more than one method of satisfying your tax obligations, but the amounts indicated for the options you elect must equal the amount of your total tax obligation of $----------------.

                 You should return one copy of this Restricted Stock Award Tax Withholding Agreement ("Agreement") no later than May 8, 1995, along with any payment you are making at this time, in the self-addressed, stamped envelope provided to you. You should retain one copy of the completed Agreement for your records. Note: Any payments you make to the Company after this Agreement is returned must be made to your local payroll department.

                 ---- I have enclosed a check, with this Agreement, in the amount of $------------ made payable to Coca-Cola Enterprises Inc., as payment for federal, state, FICA and Medicare taxes that have been paid by the Company on my behalf.

                 ---- I elect to accept a loan* from the Company and authorize the Company to make deductions from my paychecks, in equal installments, beginning in ---------, 19--- and ending in -----------, 19---, but, in no event, shall extend past April 15th of the calendar year following the date on which this Agreement is executed. The aggregate amount of the loan to be subject to repayment by payroll deduction shall be $------------, as satisfaction of my tax obligation. If my employment with the Company terminates prior to the full repayment of this loan, the outstanding balance will become due and payable to my local payroll department on the actual date of my termination.

                 ---- I elect to accept a loan* from the Company in the amount of $-------- and agree to repay the Company the full balance of this amount in a lump sum no later than April 15th of the calendar year following the date on which this Agreement is executed. I will make all payments with respect to this loan to my local payroll department. If my employment with the Company terminates prior to the full repayment of this loan, the outstanding balance will become due on the actual date of my termination.


--------------------------------                   -------------------
Signature                                          Date





__________________________________

     *This loan is interest-free. However, if the employee to which this loan is made currently has an outstanding balance on one or more loans from the Company and this loan is not repaid within 30 days of the date of this Agreement, the employee will realize income equal to an interest rate required by the Internal Revenue Service on the aggregate balance of such loan(s), if the loan(s) exceed(s) $10,000.
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                           COCA-COLA ENTERPRISES INC.



TO:

DATE:

Congratulations! We are pleased to advise you that, due to the recent performance of the shares of the common stock of Coca-Cola Enterprises Inc. (the "Company"), the increase in the fair market value required for restrictions to be removed from 20% of your 1995 restricted stock award has been achieved. The 1995 Restricted Stock Award Plan (the "Plan") was approved by the Share Owners on April 17, 1995; therefore, as of that date 20% of your 1995 award is "vested." This means that you will have all rights of ownership in those shares of stock, including the right to transfer them. You will, of course, continue to receive any dividends on and to retain voting rights with respect to your shares of stock. The vesting of these shares of stock is evidence that your daily efforts contribute to the Company's consistent growth and financial performance.

As explained in the materials on tax consequences that accompanied your 1995 Stock Grant Agreement, restricted stock is subject to federal and state taxation on the value of the stock at the time it vests. The Company was required to pay these taxes within one business day of the date your stock vested, so you must, either promptly repay the Company to satisfy your tax obligations or make arrangements with the Company regarding such repayment.

The total amount of taxes that were withheld with respect to the vesting of your shares of stock is $----------------. This amount includes federal income, FICA, and Medicare taxes and, if you are a resident of a state that has a state income tax, your state taxes.

To assist you in satisfying your tax obligations, the Company is offering you several alternative arrangements under the enclosed Restricted Stock Award Tax Withholding Agreement (the "Agreement").

         * You may simply provide a check to the Company for the full amount of your taxes.

         * You may accept an interest-free loan from the Company for the full amount of your taxes by completing the enclosed Agreement and indicating by your signature that you agree to repay the loan, in full, as of April 15, 1996. As your method of repayment:

                 - You may elect to repay the amount of your loan in a single payment by providing a check to your local payroll department.

                 - You may elect to have equal monthly installments deducted from your paychecks over the number of months you specify in the Agreement.
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         *       You may elect to use a combination of these repayment methods by indicating the amounts you wish to have subject to each election you make.

Although this loan from the Company is available to you interest-free, your acceptance of the loan may, in certain circumstances, cause you to realize income. Unless you repay this loan within 30 days, you will have income "imputed" to you in an amount equal to a rate of interest required by the Internal Revenue Service to the extent that this loan or the total of all that
you currently have through the Company exceeds $10,000.   Your W-2 will reflect
this imputed income for any tax year it is required to be included in your gross income.

The certificate representing your vested shares of Company stock will be delivered to you in a few days. This certificate is a negotiable instrument, and consideration should be given to its safekeeping. Suggestions for safekeeping your certificate include: (1) depositing it in a personal safe deposit box; (2) returning it to First Chicago Trust Company, the transfer agent for CCE common stock, to hold the certificate on your behalf; or (3) using the services of Trust Company Bank or your personal bank or broker to safeguard the certificate. For more information on safekeeping your certificate and any fees that may be associated with these alternatives, you may contact Helene Krupp in Share-Owner Relations at (404)676-7997.

If you have questions about the tax consequences associated with the vesting of your restricted stock, you should consult your personal tax or financial advisor. If you have any questions regarding your 1995 restricted stock award or the repayment of your tax obligations, please call Davina Godwin in Corporate Human Resources at (404) 989-3114.





                                        Summerfield K. Johnston, Jr.